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Exhibit 23.2

Report and Consent of Independent Registered Public Accounting Firm

The Board of Directors
ExactTarget, Inc.:

        The audits referred to in our report dated April 3, 2008, included the related financial statement schedule as of December 31, 2007, and for each of the years in the three-year period ended December 31, 2007, included in the registration statement. This financial statement schedule is the responsibility of the Company's management. Our responsibility is to express an opinion on this financial statement schedule based on our audits. In our opinion, such financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

        We consent to the use of our report included herein and to the reference to our firm under the heading "Experts" and "Selected Financial and Other Data" in the prospectus. The audit report covering the December 31, 2006 and 2007 financial statements refers to the adoption of FASB Statement No. 123 (R), Share-Based Payments, effective January 1, 2006 and FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes, effective January 1, 2007.

/s/  KPMG LLP

Indianapolis, Indiana
May 28, 2008

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  Exhibit 23.2